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                                                                    Exhibit 4(q)

                                AMENDMENT NO. 14
                                       TO
                          THE LINCOLN ELECTRIC COMPANY
                              EMPLOYEE SAVINGS PLAN
                          (EFFECTIVE NOVEMBER 1, 1994)

                  The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 14 to The Lincoln Electric Company Employee Savings Plan (Effective November 1, 1994) (the "Plan"), effective March 16, 2003.

                                       I.

                  Section 1.1(36) of the Plan is hereby amended by inserting the following new sentence at the end thereof:

         "Notwithstanding any provision of the Plan to the contrary, on and after March 16, 2003, the Matching Employer Contribution Percentage to be applied against Before-Tax Contributions made on or after such date (other than Before-Tax Contributions attributable to Compensation earned prior to such date) shall be zero (0) percent."

                                       II.

                  The last sentence of Section 4.1 of the Plan (as added by Amendment No. 13) is hereby amended to read as follows:

         "Notwithstanding any provision of the Plan to the contrary, (i) no Matching Employer Contributions shall be made with respect to any Catch-Up Before-Tax Contributions (as defined in Section 3.12) and (ii) no Matching Employer Contributions shall be made with respect to any Before-Tax Contributions made on or after March 16, 2003 (other than Before-Tax Contributions attributable to Compensation earned prior to such date)."

                  EXECUTED at Cleveland, Ohio this 11th day of March, 2003.

                                      THE LINCOLN ELECTRIC COMPANY

                                      By: __________________________________
                                          Title: Vice-President, Human Resources

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